Exhibit (6)(c)

NUVEEN CLOSED-END FUNDS

RENEWAL OF INVESTMENT MANAGEMENT AGREEMENTS

This Agreement made this 27th day of July 2016 by and between the funds listed on Schedule A (the “Nuveen Closed-End Funds”), and Nuveen Fund Advisors, LLC, a Delaware limited liability company (the “Adviser”);

WHEREAS, the parties hereto are the contracting parties under each certain Investment Management Agreement (the “Agreements”) pursuant to which the Adviser furnishes investment management and other services to each Fund; and

WHEREAS, each Agreement terminates August 1, 2016 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Directors/Trustees, at meetings held May 24-26, 2016, called for the purpose of reviewing each Agreement, have approved each Agreement and its continuance until August 1, 2017 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in each Agreement the parties hereto do hereby continue each Agreement in effect until August 1, 2017 and ratify and confirm the Agreements in all respects.

On behalf of The Nuveen Closed-End Funds
Listed on Schedule A

	By:	/s/ Kevin J. McCarthy
Vice President
ATTEST:

/s/ Virginia O’Neal

NUVEEN FUND ADVISORS, LLC

	By:	/s/ Gifford R. Zimmerman
Managing Director
ATTEST:

/s/ Virginia O’Neal

Schedule A

TICKER SYMBOLS
Diversified Real Asset Income Fund	DRA
Nuveen All Cap Energy MLP Opportunities Fund	JMLP
Nuveen California Municipal Value Fund, Inc.	NCA
Nuveen Core Equity Alpha Fund	JCE
Nuveen Credit Strategies Income Fund	JQC
Nuveen Diversified Dividend and Income Fund	JDD
Nuveen Dow 30SM Dynamic Overwrite Fund	DIAX
Nuveen Energy MLP Total Return Fund	JMF
Nuveen Enhanced AMT-Free Municipal Credit Opportunities Fund	NVG
Nuveen Enhanced Municipal Credit Opportunities Fund	NZF
Nuveen Flexible Investment Income Fund	JPW
Nuveen Floating Rate Income Fund	JFR
Nuveen Floating Rate Income Opportunity Fund	JRO
Nuveen Global Equity Income Fund	JGV
Nuveen Global High Income Fund	JGH
Nuveen High Income 2020 Target Term Fund	JHY
Nuveen Municipal Value Fund, Inc.	NUV
Nuveen NASDAQ 100 Dynamic Overwrite Fund	QQQX
Nuveen New York Municipal Value Fund, Inc.	NNY
Nuveen Preferred and Income Term Fund	JPI
Nuveen Preferred Income Opportunities Fund	JPC
Nuveen Quality Preferred Income Fund 2	JPS
Nuveen Real Asset Income and Growth Fund	JRI
Nuveen Real Estate Income Fund	JRS
Nuveen S&P 500 Buy-Write Income Fund	BXMX
Nuveen S&P 500 Dynamic Overwrite Fund	SPXX
Nuveen Select Tax-Free Income Portfolio	NXP
Nuveen Tax-Advantaged Dividend Growth Fund	JTD
Nuveen Tax-Advantaged Total Return Strategy Fund	JTA